SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         AMENDMENT NO. 3 TO SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934*


                           IMPSAT Fiber Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45321T202
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

         :         Rule 13d-1(b)

         |X|       Rule 13d-1(c)

         :         Rule 13d-(d)

--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------------------------
CUSIP No. 45321T202
-----------------------------------------------------------

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     James G. Dinan
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.A.
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               1,410,038 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   1,410,038 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,410,038 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     13.9%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Investment Limited
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Commonwealth of the Bahamas
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               856,232 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   856,232 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     856,232 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.5%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     CO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Capital Management, L.P.
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               211,082 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                  211,082 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     211,082 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.1%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Select, L.P.
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                                14,011 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                    14,011 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      14,011 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Select Unit Trust
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                                9,209 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                    9,209 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      9,209 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     OO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Credit Opportunities Fund, L.P.
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               171,714 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   171,714 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     171,714 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.7%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     PN
----------- --------------------------------------------------------------------

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Offshore Investors Unit Trust
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               0 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   0 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     00
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

ITEM 1(A).                 NAME OF ISSUER:
                           --------------

                           IMPSAT Fiber Networks, Inc.


ITEM 1(B).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           -----------------------------------------------

                           Elvira Rawson de Dellepiane 150
                           Piso 8, C1107 BCA
                           Buenos Aires, Argentina


ITEM 2.(A),                NAME OF PERSON FILING; ADDRESS
(B) AND (C)                OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
                           -----------------------------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

     (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Member and holder of a controlling interest in Dinan Management, L.L.C. ("Dinan Management"), a New York limited liability company, York Select Domestic Holdings, LLC ("York Select Domestic Holdings"), a New York limited liability company, York Select Offshore Holdings, LLC ("York Select Offshore Holdings"), a New York limited liability company, York Credit Opportunities Domestic Holdings, LLC ("York Credit Opportunities Domestic Holdings") formally known as York Distressed Domestic Holdings, LLC, a New York limited liability company and York Offshore Holdings, LLC, a New York limited liability company ("York Offshore Holdings"). Dinan is also a Director and holder of a controlling interest in York Offshore Holdings, Limited. ("York Offshore Limited"), a corporation of the Commonwealth of the Bahamas. Dinan is a citizen of the United States.

     (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

     (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

     (iv)   York Select, L.P. ("York Select"), a Delaware limited partnership.

     (v) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

     (vi) York Credit Opportunities Fund, L.P. ("York Credit Opportunities"), a Delaware limited partnership, formally known as York Distressed Opportunities, L.P.

     (vii) York Offshore Investors Unit Trust ("York Offshore Investors"), a trust organized under the laws of the Cayman Islands.

     York Offshore Limited is the investment manager of York Investment.

     Dinan Management is the General Partner of York Capital.

     York Select Domestic Holdings is the General Partner of York Select.

     York Select Offshore Holdings is the investment manager of York Select
     Trust.

     York Credit Opportunities Domestic Holdings is the General Partner of York Credit Opportunities.

     York Offshore Holdings is the investment manager of York Offshore
     Investors.

     Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the Chief Executive Officer and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.

ITEM 2(B).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           ------------------------------------

         The address of each of Dinan, York Capital, York Select and York Credit Opportunities is:

                                    390 Park Avenue
                                    15th Floor
                                    New York, New York 10022

         The address of York Investment for purposes of this filing is:

                                    York Investment Limited
                                    c/o York Capital Management
                                    390 Park Avenue
                                    15th Floor
                                    New York, New York 10022

         The address of York Select Trust for purposes of this filing is:

                                    York Select Unit Trust
                                    c/o York Capital Management
                                    390 Park Avenue
                                    15th Floor
                                    New York, New York 10022

         The address of York Offshore Investors for purposes of this filing is:

                                    York Offshore Investors Unit Trust
                                    c/o York Capital Management
                                    390 Park Avenue
                                    15th Floor
                                    New York, New York 10022

ITEM 2(D).                 TITLE OF CLASS OF SECURITIES:
                           ----------------------------

                           Common Shares


ITEM 2(E).                 CUSIP NUMBER:
                           ------------

                           45321T202

ITEM 4.(A),
(B) AND (C)                OWNERSHIP.
                           ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (i)   Dinan

            (a)   Amount beneficially owned: 1,410,038 shares.

            (b)   Percent of class: 13.9%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 1,410,038 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        1,410,038 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (ii)  York Investment

            (a)   Amount beneficially owned: 856,232 shares.

            (b)   Percent of class: 8.5%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 856,232 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        856,232 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (iii) York Capital

            (a)   Amount beneficially owned: 211,082 shares.

            (b)   Percent of class: 2.1%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 211,082 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        211,082 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (iv)  York Select

            (a)   Amount beneficially owned:  14,011 shares.

            (b)   Percent of class: 0.1%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 14,011 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        14,011 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (v)   York Select Trust

            (a)   Amount beneficially owned: 9,209 shares.

            (b)   Percent of class: 0.1%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 9,209 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        9,209 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (vi)  York Credit Opportunities

            (a)   Amount beneficially owned: 171,714 shares.

            (b)   Percent of class: 1.7%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 171,714 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        171,714 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (vii) York Offshore Investors

            (a)   Amount beneficially owned: 0 shares.

            (b)   Percent of class: 0%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 0 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        0 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

     The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 10,238,794 Common Shares, representing 10,116,100 Common Shares outstanding on December 31, 2004 plus the 122,694 Common Shares which would be received by the Reporting Persons upon the conversion of the $1,674,767 face amount of 2003 Notes currently issuable to the Reporting Persons by IMPSAT Fiber Networks, Inc.

ITEM 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                           OF ANOTHER PERSON.
                           ---------------------------------------------

     The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10.                   CERTIFICATION.
                           -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005


                                                       /s/ James G. Dinan
                                                       -------------------------
                                                       James G. Dinan

ITEM 10.                   CERTIFICATION.
                           -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2005


                                            YORK INVESTMENT LIMITED

                                            By: YORK OFFSHORE HOLDINGS LIMITED


                                            By:    /s/ James G. Dinan
                                                   -----------------------------
                                                   James G. Dinan
                                                   Director

ITEM 10.                   CERTIFICATION.
                           -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2005


                                                   YORK CAPITAL MANAGEMENT, L.P.

                                                   By: DINAN MANAGEMENT, L.L.C.


                                                   By:    /s/ James G. Dinan
                                                          ----------------------
                                                          James G. Dinan
                                                          Senior Managing Member

ITEM 10.                   CERTIFICATION.
                           -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2005


                                                   YORK SELECT, L.P.

                                                   By:    YORK SELECT DOMESTIC
                                                          HOLDINGS, LLC


                                                   By:    /s/ James G. Dinan
                                                          ----------------------
                                                          James G. Dinan
                                                          Senior Managing Member

ITEM 10.                   CERTIFICATION.
                           -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2005


                                                YORK SELECT UNIT TRUST

                                                By:    YORK SELECT OFFSHORE
                                                       HOLDINGS LLC


                                                By:    /s/ James G. Dinan
                                                       -------------------------
                                                       James G. Dinan
                                                       Senior Managing Member

ITEM 10.                   CERTIFICATION.
                           -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2005


                                            YORK CREDIT
                                                OPPORTUNITIES FUND, L.P.

                                            By: YORK CREDIT
                                                DOMESTIC HOLDINGS, LLC


                                                By:    /s/ James G. Dinan
                                                       -------------------------
                                                       James G. Dinan
                                                       Senior Managing Member

ITEM 10.                   CERTIFICATION.
                           -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2005


                                              YORK OFFSHORE INVESTORS UNIT TRUST

                                              By:    YORK OFFSHORE HOLDINGS, LLC


                                              By:    /s/ James G. Dinan
                                                     --------------------------
                                                     James G. Dinan
                                                     Senior Managing Member